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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) December 1, 1997

                         SHELTER COMPONENTS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          INDIANA                    1-9844                  22-2825183
      (STATE OR OTHER             (COMMISSION               (IRS EMPLOYER
       JURISDICTION               FILE NUMBER)           IDENTIFICATION NO.)
     OF INCORPORATION)

    2831 DEXTER DRIVE, P.O. BOX 4026,                       46514
    ELKHART, INDIANA                                     (ZIP CODE)
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       Registrant's telephone number, including area code (219) 262-1514
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ITEM 1. CHANGES IN CONTROL OF REGISTRANT

  Reference is made to the disclosure contained in Item 2, below.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

 Shelter Acquisition

  On December 1, 1997, Kevco, Inc., a Texas corporation (the "Company" or "Kevco"), through a wholly-owned subsidiary, acquired (the "Shelter Stock Acquisition") approximately 95.5% of the common stock (the "Shelter Common Stock") of Shelter Components Corporation, an Indiana corporation ("Shelter") through the consummation of a cash tender offer (the "Tender Offer") for the Shelter Common Stock, which tender offer was commenced pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") entered into on October 21, 1997 by Kevco, a wholly-owned subsidiary of Kevco and Shelter.

  The Company intends to acquire the remaining outstanding shares of Shelter Common Stock pursuant to the "short form" merger (the "Merger"; the acquisition of Shelter through the Shelter Stock Acquisition and after giving effect to the Merger is herein referred to as the "Shelter Acquisition") provision of Section 23-1-40-4 of the Business Corporation Law of the State of Indiana, as amended (the "IBCL"), without the need for any action by any other shareholder of Shelter Common Stock following any waiting period required by the IBCL.

  As a result of the Shelter Stock Acquisition, the Company became the indirect holder (through its indirect ownership of Shelter Common Stock) of a proportionate interest of, and upon consummation of the Merger all, of the assets and properties, real and personal, tangible and intangible, and liabilities of Shelter. Shelter is a wholesale distributor of building products to the United States manufactured housing industry and the Company's subsidiary intends to continue the use of the assets it acquired substantially in accordance with their prior use.

  Pursuant to the terms of the Merger Agreement, on December 4, 1997, each of the then directors of Shelter, other than Larry D. Renbarger, resigned and vacancies were filled by the following officers of Kevco, Jerry E. Kimmel, Clyde A. Reed, Jr., Ellis L. McKinley, Jr., and Richard S. Tucker. In addition on December 4, 1997, the following individuals assumed the following positions with Shelter, Jerry E. Kimmel -- Chairman of the Board; Ellis L. McKinley, Jr. -- Vice President and Treasurer; and Richard S. Tucker -- Secretary.

  To the best knowledge of the Company, at the time of the Shelter Stock Acquisition there was no material relationship between (i) Shelter on the one hand and (ii) the Company, or any of its affiliates, its shareholders, any director or officer of the Company, or any associate of such director or officer on the other; except, that as required by the Merger Agreement, certain officers and directors of Shelter agreed to tender their shares of Shelter Common Stock pursuant to the Tender Offer.

  The aggregate consideration paid by the Company as a result of the Shelter Stock Acquisition was approximately $129.9 million in cash and after giving effect to the Merger and the retirement of options of Shelter the Company will have paid in the aggregate approximately $138.8 million in cash. The acquisition consideration for the Shelter Acquisition was determined by arms-length negotiations between the parties to the Merger Agreement. The primary source of funds that will be used for the Merger is anticipated to be additional borrowings under the Senior Credit Facility.

  The primary source of funds used in the Shelter Stock Acquisition was (i) $101.9 million in proceeds from the private placement by the Company of $105 million of 10 3/8% Senior Subordinated Notes due 2007 consummated December 1, 1997 (the "Offering") and (ii) $28.0 million in borrowings under its Second Amended and Restated Credit Agreement with NationsBank of Texas, N.A. as a lender and administrative agent and Guaranty Federal Bank, F.S.B., The Sumitano Bank, Limited, and National City Bank Kentucky (the "Senior Credit Facility").

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ITEM 7. EXHIBITS.

   Exhibits.

 2.1 Agreement and Plan of Merger, dated as of October 21, 1997, between Kevco,
     Inc., SCC Acquisition Corp. and Shelter Components Corporation.(1)

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(1) Previously filed as an exhibit to the Kevco Tender Offer Statement or
    Schedule 14D-1, filed October 28, 1997, and incorporated herein by reference.

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                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Shelter Components Corporation

                                             /s/ Ellis L. McKinley, Jr.
                                          By:__________________________________
                                             Ellis L. McKinley, Jr.
                                             Vice President and Treasurer

Date: December 16, 1997

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